The Law Offices of
        O'Connor, Cavanagh, Anderson, Westover, Killingsworth & Beshears
                           A Professional Association

                                  April 7, 1993


First Investors Multi-State Insured
 Tax Free Fund Arizona Series
95 Wall Street
New York, New York 10005

Ladies and Gentlemen:

                  We have acted as special Arizona legal counsel to the Arizona Series (the "Arizona Series") of First Investors Multi-State Insured Tax Free Fund (the "Fund") in connection with the review of certain sections of the proposed Prospectus (the "Prospectus") and Statement of Additional Information supplementing the Prospectus (the "Statement") contained in the Post-Effective Amendment No. 14 to the Fund's Registration Statement (File No. 33-4077)
proposed to be filed with the Securities and Exchange Commission. You have requested our opinion regarding the taxability under Arizona law of distributions from the Arizona Series that are received by Arizona investors. Unless otherwise defined in this opinion, any capitalized words used herein shall have the same meanings assigned to such words in the Prospectus and the Statement.

                  In rendering this opinion, we have examined only the proposed Prospectus and Statement. In rendering the opinions set forth herein, we have, with your approval, relied upon the authenticity and genuineness of the foregoing documents and upon the following assumptions:

                  1. The Arizona Series has operated and will continue to operate in the manner described in the Prospectus and Statement.

                  2. At the close of each quarter of each taxable year of the Arizona Series, at least 50 percent of the value of its total assets will consist of bonds the interest on which is exempt from Arizona state income taxation under the Arizona Constitution or the laws of Arizona or under the United States Constitution or the laws of the United States.

                  3. During the period that the Arizona Series seeks to be eligible to pay Arizona exempt-interest dividends, it shall be classified as a regulated investment company under Sections 851-855, inclusive, of the Internal Revenue Code of 1986, as amended.

                  4. The state of Arizona's income tax is imposed on Arizona "taxable income" consisting of the federal taxable income adjusted by certain additions and reduced by certain

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subtractions,  including  the allowance of certain  deductions,  not relevant to certain opinions stated herein. Therefore, in connection with rendering the opinions expressed herein, we have relied on and assumed the correctness of the descriptions in the Prospectus and the Statement of the federal income tax treatment of the Arizona Series and investors in the Arizona Series.

                  You have not requested, and we do not express, an opinion concerning (i) any issues relating to the federal or state tax treatment of the Arizona Series or its investors other than with respect to the Arizona state income tax treatment of the Arizona Series' investors or (ii) whether the Arizona Series has qualified or will continue to qualify to pay Arizona exempt-interest dividends.

                  Under Arizona law, the federal adjusted gross income of Arizona taxpayers becomes their Arizona gross income. Arizona taxpayers must then add to their Arizona gross income all interest on obligations of any state (other than Arizona) or U.S. territory (or their political subdivisions) allowed to be deducted in computing federal gross income. The interest derived from obligations of the United States may then be subtracted from Arizona gross income to arrive at Arizona adjusted gross income. The Arizona Department of Revenue has ruled that interest derived from obligations of the governments of Puerto Rico, the Virgin Islands or Guam will also be subtracted. There is no distinction between Arizona's tax treatment of interest received by a direct investor as compared with a mutual fund investor. The interest retains it same character when "flowed through" the mutual fund and is subject to taxation accordingly.

                  Therefore,  in our  opinion,  distributions  from the  Arizona
Series that are received by investors in the Arizona Series that are individuals, corporations, estates and trusts subject to Arizona income taxation will not be subject to Arizona income tax to the extent that those distributions are attributable to interest on (i) tax exempt obligations of the State of Arizona, (ii) obligations of the United States and (iii) obligations of the governments of Puerto Rico, the Virgin Islands or Guam. Other distributions from the Arizona Series, including those related to short-term and long-term capital gains, generally will be taxable under Arizona law when received by Arizona investors. Interest on indebtedness incurred (directly and indirectly) by an investor to purchase or carry an interest in the Arizona Series should not be deductible for Arizona income purposes to the extent that the Arizona Series holds tax exempt obligations of the State of Arizona or obligations of the United States, Puerto Rico, the Virgin Islands or Guam. It should be noted that income derived from interest on securities which are merely guaranteed by the federal government or from repurchase agreements collateralized by United States government obligations is not excluded and is subject to Arizona income tax.

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                  The  opinion  expressed  in  this  letter  is  subject  to the assumptions, conditions, representations and limitations described above, is limited to the laws of the state or Arizona, and is based upon an analysis of the relative Arizona statutes, court decisions, and administrative decisions and pronouncements, including Ruling 84-10-5 issued by the Arizona Department of Revenue in 1984 and the policy statement issued by the Arizona Department of Revenue in the March/April 1989 Arizona Taxes.

                  We have not considered, and express no opinion on the laws of, any other jurisdiction, including the United States of America. You should be aware that the foregoing opinion is not binding on Arizona courts or administrative agencies, including the Arizona Department of Revenue, and a court or agency may hold or act contrary to our opinion. In addition, our opinion represents only our good-faith evaluation of applicable Arizona statutes, administrative decisions and pronouncements, and court decisions, any of which could be changed or overruled at a future date with retroactive effect. In rendering the foregoing opinion, we have reviewed only those authorities available to us on the date preceding the date of this letter; we assume no responsibility for changes in Arizona law occurring after such date.

                  This opinion is furnished by us as special Arizona counsel to the Fund and may not be assigned, used or quoted without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 14 to the Fund's Registration Statement (File No. 33-4077) and to the reference to our firm in such Registration Statement and in the Prospectus included therein.

                                            Very truly yours,

                                            /s/ O'Connor, Cavanagh, Anderson,
                                                Westover, Killinsworth &
                                                Beshears, P.A.